Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS ANNOUNCES COMMENCEMENT OF

UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

PORTLAND, Ore. – August 11, 2009 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc. today announced it has commenced an underwritten public offering of $175 million of its common stock. The net proceeds from the offering will qualify as both tangible common equity and regulatory Tier 1 capital and will be used for general corporate purposes, which may include capital to support growth and acquisition opportunities and to position the Company for the eventual redemption of preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.

J.P. Morgan Securities Inc. is the sole book-running manager. D.A. Davidson & Co., Fox-Pitt Kelton Cochran Caronia Waller, and Keefe, Bruyette & Woods, Inc. are co-managers.

The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares offered to cover over-allotments, if any. The shares will be issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-155997).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of a prospectus and a related prospectus supplement. Copies of a prospectus with respect to this offering may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department, 718-242-8002.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 150 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank’s Private Bank Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore.

Umpqua Holdings Corporation Announces Commencement of Underwritten Public Offering of Common Stock

August 11, 2009

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to raise common capital, the amount of capital we intend to raise and our intended use of that capital. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital.